Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Relations Contact:	Investor Relations Contact:

Holly Burkhart	Matthew Langdon
TIBCO Software Inc.	TIBCO Software Inc.
(650) 846-5624	(650) 846-5387
hburkhart@tibco.com	mlangdon@tibco.com

TIBCO SOFTWARE ACQUIRES DATASYNAPSE

PALO ALTO, Calif., August 24, 2009 – TIBCO Software Inc. (Nasdaq: TIBX) today announced that it has acquired privately-held DataSynapse, Inc. in a cash transaction valued at approximately $28 million. DataSynapse is a leader in enterprise grid and cloud computing software with a strong roster of more than 100 Financial Services and Telecommunications clients and a proven reputation for world-class technology.

DataSynapse products provision and manage applications across physical, virtual and cloud-based environments. Customer benefits include improved utilization of data center resources, lower IT capital expenditures, reduced time to deployment of enterprise applications, and increased performance of mission-critical systems. The acquisition will complement TIBCO’s strategy and products for distributed software infrastructure and cloud computing.

DataSynapse co-founders, Peter Lee and Jamie Bernardin, will join the TIBCO management team and continue to lead the growth and development of the DataSynapse business.

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About TIBCO

TIBCO’s technology digitized Wall Street in the ‘80s with event-driven “Information Bus” software, which helped make real-time business a strategic differentiator in the ‘90s. Today, TIBCO’s infrastructure software gives customers the ability to constantly innovate by connecting applications and data in a service-oriented architecture, streamlining activities through business process management, and giving people the information and intelligence tools they need to make faster and smarter decisions, what we call The Power of Now®. TIBCO serves more than 3,000 customers around the world with offices in more than 20 countries and an ecosystem of over 200 partners. Learn more at www.tibco.com.

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TIBCO, The Power of Now, DataSynapse and TIBCO Software are trademarks or registered trademarks of TIBCO Software Inc. or its subsidiaries in the United States and/or other countries.